Exhibit 107

Calculation of Filing Fee Table

SCHEDULE 14A

(Form Type)

Apollo Endosurgery, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$647,150,217.29	0.0001102	$71,315.96

Fees Previously Paid	—		—

Total Transaction Valuation	$647,150,217.29

Total Fees Due for Filing			$71,315.96

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$71,315.96

(i)	Title of each class of securities to which transaction applies:

Common Stock, $0.001 par value per share, of the Registrant (each, a “Share” and collectively, the “Shares”)

(ii)	Aggregate number of securities to which transaction applies:

As of the close of business on December 23, 2022, the maximum number of Shares to which this transaction applies is estimated to be 66,714,902, which consists of (a) 41,983,708 outstanding Shares; (b) 4,029,575 Shares underlying outstanding stock options, with exercise prices at or below $10.00 per Share; (c) 1,804,930 Shares underlying outstanding restricted stock unit awards; (d) 433,638 Shares underlying outstanding performance-based stock unit awards; (e) 12,110,710 Shares underlying the Company’s outstanding pre-funded warrants (the “Apollo Warrants”); and (f) 6,352,341 Shares that may be issued upon conversion of outstanding principal amount of the Company’s 6.0% Convertible Debentures due 2026 (the “Convertible Debentures”) and issued in satisfaction of accrued and unpaid interest (assuming conversion occurs at December 31, 2022).

(iii)	Per unit price of other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Solely for the purpose of calculating the filing fee pursuant to Exchange Act Rule 0-11(c), the underlying value of the transaction was calculated based on the sum of (A) the product of (i) 50,574,617 Shares (including 41,983,708 outstanding Shares, 1,804,930 Shares underlying outstanding restricted stock unit awards, 433,638 Shares underlying outstanding performance-based stock unit awards, and 6,352,341 Shares issuable in connection with conversion of the Convertible Debentures) and (ii) the merger consideration of $10.00 in cash per Share, (B) the product of (i) 4,029,575 Shares underlying outstanding stock options, with exercise prices at or below $10.00 per Share, and (ii) $5.04 (the difference between the merger consideration of $10.00 in cash per Share and the weighted average exercise price of the options of $4.96 per Share), and (C) the product of (i) 12,110,710 Shares underlying the Apollo Warrants, and (ii) $9.999 (the difference between the merger consideration of $10.00 in cash per Share and the exercise price of $0.001 per Share (such sum, the “Total Consideration”).

Pursuant to Exchange Act Rule 0-11(c) and Section 14(g) of the Exchange Act, the filing fee equals the product of 0.0001102 multiplied by the Total Consideration.

Table 2: Fee Offset Claims and Sources

N/A